Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
The chart below lists significant subsidiaries of VeriFone Systems, Inc. as of October 31, 2011.

Legal Name	State or Jurisdiction of Incorporation or Organization
VeriFone Intermediate Holdings, Inc.	Delaware
VeriFone, Inc.	Delaware
VeriFone International Holdings, Inc.	Delaware
VeriFone Media, LLC	Delaware
VeriFone Singapore Pte. Ltd.	Singapore
VeriFone Israel Ltd.	Israel
VeriFone do Brasil Ltda.	Brazil
VeriFone UK Ltd.	United Kingdom
VeriFone France SAS	France
VeriFone Sp. z.o.o. (Poland)	Poland
VeriFone Elektronik ve Danismanlik Ltd.	Turkey
VeriFone Electronic (Beijing) Co. Ltd.	China
VeriFone Africa (Pty) Ltd.	South Africa
VeriFone Systems Spain S.L.U. (formerly Lipman Ingenieria Electrica S.L.U.)	Spain
VeriFone S.A. de C.V.	Mexico
VeriFone India Sales Pvt. Ltd.	India
VeriFone Australia Pty. Ltd.	Australia
VeriFone Australia (HAPL) Pty. Ltd.	Australia
Hypercom Corporation	Delaware
Hypercom Manufacturing Resources, Inc.	Arizona
Hypercom U.S.A., Inc.	Delaware
Hypercom Holdings GmbH	Germany
Hypercom GmbH	Germany
Hypercom France SARL	France
Hypercom France SAS	France
Wynid Technologies SAS	France
Empresa Brasileira Industrial, Comercial e Servicos Limitada	Brazil
VeriFone Far East Holdings Ltd.	Hong Kong
Hypercom EMEA, Inc.	Arizona
VeriFone HAL (HK) Ltd.	Hong Kong